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                                                                  Exhibit 10.20



June 7, 2000

TO:   VIA FACSIMILE - 044-1344-623-090

      CELLPOINT INC.
      BUILDING A
      TRINITY COURT
      WOKINGHAM ROAD
      BRACKNELL, BERKSHIRE
      RG42 1PL
      UK

Dear Sir,

RE:   COMMITMENT TO LEND
      LENDERS - M&S TRUST COMPANY LIMITED
      BOROWER - CELLPOINT INC.

We have received your proposal for a loan and we are pleased to advise that the Lenders have approved subject to the following terms and conditions the credit facility listed below.

BORROWER:                 Cellpoint Inc., a Nevada corporation having its
                          address in care of address stated above.

CREDIT FACILITY:          Four Million United States Dollars (US$4,000,000.00).

TERM: The loan shall be for a term of thirteen (13) months from the date of acceptance of this Letter of Loan Approval.

CURRENCY:                 The lawful currency of the United States of America
                          namely, United States Dollars.

AVAILABILITY AND          Anticipated by way of single draw down payment to be
DRAW DOWN:                made at the Borrower's bank by way of wire transfer
                          to the Borrower's account at Bank of America, Irvine
                          Industrial Branch, Newport Beach, California, U.S.A.

 PRE-PAYMENT:             The Borrower shall have the privilege of repaying the
                          whole. of the loan at any time provided the Borrower has given the Lender ten (10) days' written notice of its intention to pre-pay the loan and it is not in default and pays at the time of repayment all interest due to the Lender at that time together with the principal. All principal sums on amounts being pre-paid shall be paid to the date of said prepayment.


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PURPOSE:                  To provide working capital and defray operating
                          expenses. The Borrower shall not use the advance for any purpose -except that permitted under this clause save with the express written consent of the Lender, which consent may be refused for any reason. Failure by the Borrower to comply with this clause should not prejudice any rights of the Lender who shall not be responsible for monitoring or ensuring the use or application by the Borrower of any of the loan.

COMMITMENT FEE, LEGAL     The negotiation fee/commitment fee shall be in the
FEE AND DISBURSEMENTS:    sum of Ten Thousand United States Dollars
                          (USSIO,000.00) plus one hundred thousand share wan-ants to be issued by the Borrower in favour of the Lender in the form annexed hereto, which warrants shall be exercisable at Twenty United States Dollars
                          (TJS$20.00) per share. It is agreed that the Borrower shall register the underlying shares in respect of the warrants as soon as possible in the name of the Lender and advise the Lender of such registration as soon as practical thereafter.

                          In the event of the security documents or any of them being brought within the Turks and Caicos Islands such that stamp duty becomes payable thereon, said duty shall be paid by the Borrower and in default shall be paid by the Lender and added to the principal amount of the loan and shall suffer interest at applicable rate until payment in full, Failure to pay the stamp duty upon demand of the Lender shall constitute default hereof.

INTEREST RATE:            Nine (9) per centum per annum from the date of
                          advance unless in default when the applicable interest rate shall be two per centum per annum (2%) in addition to the Interest Rate for the entire period of default.

                          All interest under this agreement shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and on the basis of a 365 day year. Any certificate or determination by the Lender as to any rate of interest payable or interest outstanding under this Agreement shall in the absence of manifest error be conclusive an binding.

RE-PAYMENT:               Interest shall be payable quarterly in cars. Principal
                          shall be paid on expiry of the term, at which time all principal and any interest due shall be payable in full.

                          Partial pre-payment may be made but, if so, in a minimum amount of Two Hundred Fifty Thousand United States Dollars


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                          (US$250,000.00) and an integral multiple of Fifty
                          Thousand United States Dollars (US$50,000.00) and all interest payable on the pre-paid sum to the date of prepayment shall be paid at that time.

TAXES: All payments to be made by the Borrower under this Agreement shall be made free and clear of and without deduction for or on account of Taxes unless the Borrower or any Bank through which a payment is made is required to make such a payment subject to the deduction or withholding of Taxes, in which case the amount payable by the Borrower in respect of which such deduction or withholdings is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender received and retains (fee from any liability in respect of any such deduction or withholding) a net amount equal to the sum which it would have received and so retained had no deduction or withholding been made or required to be made.

SECURITY:                 1.    This Letter of Loan Sanction duly executed by
                                the Borrower acting as formal Loan Agreement.

                          2. Copy of the corporate resolutions of the Borrower and other supporting loan documentation as may be reasonably required by the Lender's attorneys.

                          3. Such further items of corporate governance and information as may be reasonable required by the Lender's attorneys.

REPRESENTATIONS
& WARRANTIES:             The Borrower represents and warrants to the Lender
                          that:

                          1.    It is a limited liability company duly
                                incorporated and validly existing under the laws of the United States of America and has power to carry on its business and to own its property and assets.

                          2. It has power and authority, deliver and perform its obligations under this Agreement and the Share Warrants and to use the facility as referred to herein and that all necessary action has been taken and not revoked to authorize the execution and performance of this Agreement and subject to all applicable insolvency laws, this Agreement constitutes its valid and legally binding obligation enforceable in accordance with the terms thereof.


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                          3.    The execution and delivery and the performance
                                of this Agreement, the delivery of the Share
                                Warrants and the use of the facility do not and will not:

                                (a)   contravene any law, regulation,
                                      directive, judgment or order to which it is subject; or

                                (b) result in any actual or potential breach of, or default under, any obligation, agreement, instrument or consent to which it is a party or by which it is bound or under which it is required to carry on its business; or

                                (c) contravene any provision of its Memorandum and Articles of Association and/or charter and by-laws and/or constitutional documents.

                          4. No litigation, arbitration or administrative proceedings and no dispute with any statutory or Governmental authority is current or pending or to its knowledge threatened against it or any of its assets which might or would or be likely to have a material adverse effect on its business assets or its financial condition or its ability to observe, perform and deliver upon its obligation under this Agreement.

                          5. No event of default has occurred or is continuing.

                          6. It is not in default in the payment of any due and payable taxes or filing registration or recording of any document or under any legal or statutory obligation which default might have a material adverse effect on the Borrower or its ability to perform this Agreement.

                          7. The latest report and financial statement of the Borrower as-provided to the Lender have been prepared in accordance with generally accepted accounting principles and practices in the United States consistently applied and give a true and fair view of the financial condition, assets and liabilities of the Borrower at the date to which such financial statements have been prepared and since that date, there has been no material adverse change in the financial condition or the business, assets and operations of the Borrower which taken as a whole might or be likely to be or have a material adverse effect on its business, assets or financial condition or its ability to observe and perform its


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                          obligations under this Agreement.

                          8. The Borrower will provide the Lender with updated financial statements as soon as same become available to the Borrower.

                          9. All factual information supplied by the Borrower to the Lender whether contained herein or otherwise without limitation in contemplation of or for the purpose of this Agreement was true and accurate in all material respects as at its date and not misleading and such information did not omit anything nor since the date of such information has anything occurred which renders that information untrue or misleading in any material respect or which, if disclosed, might or would be likely to adversely effect the decision of a person considering whether to enter into this Agreement and all projections and statements of belief and opinion given by the Borrower to the Lender were made honestly and in good faith after due and careful enquiry and remain valid.

                                (All representations and warranties are being repeated as at the draw down of any of the facility and upon the repayment of each tranche of interest and/or principal sum herein.)

CONDITIONS:               1.    Execution and delivery of all loan and security
                                documentation to the reasonable satisfaction of the Lender's attorneys.

EVENTS OF DEFAULT:        In the event of default by the Borrower, the
                          principal amount and interest thereon shall, at the option of the Lender, immediately become due and payable upon written notice whether with or without prior demand therefor, and the security shall immediately become enforceable. Without limiting the generality of the foregoing, demand may be expected in each and everyone of the events following:

                          1. If the Borrower makes default in payment when due of any indebtedness to the Lender.


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                          2.    If the Borrower makes default in payment when
                                due on performance of something required to be done of some covenant or condition to be observed or performed by the Borrower pursuant to this Agreement, or any securities given in support hereof.

                          3. If the Lender breaches any term or condition or warranty or undertaking of this Loan Agreement.

                          4. If the Borrower fails to comply with any filing or other statutory requirements of its jurisdiction of domicile, namely U.S.A..

                          5. If any Order is made or an effective resolution passed for the winding-up of the Borrower, or if a petition is filed for the winding-up of the Borrower.

                          6. If the Borrower becomes insolvent or files for protection from its creditors under applicable law.

DEFAULT INTEREST/         In order to compensate the Lender in damages in the
AGREED DAMAGES:           event of default, it is agreed that the Interest Rate
                          applicable to all sums due hereunder, whether by way of principal, interest or howsoever arising, shall be two percentum per annum. (2%) above the Interest Rate until payment in full of all sums is made. It is agreed that this rate of interest is intended to compensate the Lender in agreed damages in the event of default and is not in the nature of a penalty.

NOTICES: Notices may be delivered by fax or by registered mail. If by fax, notices shall be deemed served on the next following business day following apparent successful transmission evidenced by sender's transaction report (hard copy to follow by mail) and if by registered mail, shall be deemed served seven
                          (7) after the day of posting.

WAIVERS: No waivers, delays, consents or failure to act by the Borrower will defeat or affect any or all of the Borrower's rights herein.

SEVERANCE:                If any of the provisions of this Agreement is or
                          becomes legal, invalid or unenforceable in any respect under any law or regulation of any jurisdiction, neither the legal validity nor the enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision itself under the law of


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                          any other jurisdiction shall in any way be affected or
                          impaired as a result.

APPLICABLE LAW:           The laws of the Turks and Caicos Islands.

JURISDICTION:             The Courts of the Turks and Caicos Islands or the
                          Courts of the United States of America, United
                          Kingdom or elsewhere at the sole option of the Lender.

If you are in agreement with the above terms and conditions, please approve the attached copy and return it to us prior to us the 30th day of June, 2000.

Yours truly,
M&S TRUST COMPANY LIMITED



PER         /s/ Timothy P. O'Sullivan
      ------------------------------------------
      MANAGING DIRECTOR

WE HEREBY ACKNOWLEDGE AND AGREE to all of the above stated terms and conditions this 28th day of June, 2000.



            /s/ Lynn Duplessis
------------------------------------------------
FOR AND ON BEHALF OF CELLPOINT INC. -
BORROWER




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